EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between First Clover Leaf Bank (the “Bank”), with its principal office in Edwardsville, Illinois, and P. David Kuhl (“Executive”) and shall be effective as of October 7, 2013 (the “Effective Date”). First Clover Leaf Financial Corp. (the “Company”) shall be a signatory to this Agreement for the sole purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, the Bank wishes to hire the Executive as the President and Chief Executive Officer of the Bank and Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Executive wishes to accept employment as the Bank’s and Company’s President and Chief Executive Officer pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    POSITION AND RESPONSIBILITIES.

The Executive agrees to serve as the President and Chief Executive Officer of the Bank and Company.  The Executive shall be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank in conjunction with the Bank’s Board of Directors (“Board”).  The Executive shall also be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and the staff of the Bank.  For so long as this Agreement is in effect, the Company and the Bank shall, respectively, nominate the Executive to serv e on the COmpany's Board of Directors ("Company  Board") and the Board.  The Executive will also serve as an officer and director of the Bank and the Company or any subsidiary or affiliate of the Bank, subject to any necessary shareholder approvals.  Failure to reappoint the Executive as President and Chief Executive Officer of the Bank, or if the Executive is also a director of the Bank or the Company failure to re-nominate the Executive as a director of the Bank or the Company, without the consent of the Executive during the term of this Agreement (except for a termination for Cause) shall constitute a breach of this Agreement.

2.    TERM AND DUTIES.

(a)    Initial Three-Year Term.  The Executive’s employment under this Agreement is for a term of three years from the Effective Date, such that the initial three-year term shall begin on October 7, 2013 and shall end on October 6, 2016.

(b)   Renewal.  No later than September 6, 2015 (and no later than each September 6 thereafter), the disinterested members of the Board shall (i) conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement for an additional one year; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which such decision shall be included in the minutes of the Board meeting.  Starting on October 7, 2016, each October 7 shall be an anniversary date of this Agreement (“Anniversary Date”).  If the decision of the disinterested members of the Board is not to renew this Agreement, then the Board shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least 30 days prior to any Anniversary Date, such that this Agreement shall terminate at the end of the then current term of the Agreement.  The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to the Executive.  If the Board fails to inform the Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request, in writing, the results of the Board’s action (or non-action) and the Board shall, within 30 days of the receipt of such request, provide a written response to the Executive.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

(c)    During the period of the Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, the Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that with the approval of the Board, as evidenced by a resolution of such Board, from time to time, the Executive may serve, or continue to serve indefinitely or through a certain date, on the boards of directors of, and hold any other offices or positions in, business, social, religious, charitable or similar organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank or materially affect the performance of the Executive’s duties pursuant to this Agreement.  Specifically, the board agrees that serving on the Board of Directors of the Federal Home Loan Bank of Chicago serves the interests of the Bank and Company and will allow Executive to serve on the Board of the FHLBC if he is elected or appointed to its board.

3.    COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)    The Bank shall pay the Executive a base salary of not less than $275,000 per year (“Base Salary”).  Such Base Salary shall be payable bi-weekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually as of each Anniversary Date.  Such review shall be conducted by a committee designated by the Board, and the Bank may increase, but not decrease (except a decrease that is generally applicable to all employees) the Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).  In addition to the Base Salary, the Bank shall provide the Executive at no cost to the Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.  The Executive shall not receive any fees for his service as a member of the Board or Company.

(b)    The Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage, life insurance or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  In addition, Executive may receive such additional bonuses (each, a “Cash Bonus”) or awards as determined in the discretion of the Board.  Executive’s target Cash

Bonus shall be twenty-five percent (25%) of Base Salary, with a maximum Cash Bonus of fifty percent (50%) of Base Salary. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.  The Executive shall receive an automobile allowance of not less than $700 each month, which shall be increased from time to time by the Board to be commensurate with automobile allowances received by persons who are both presidents and chief executive officers of peer financial institutions. In addition, no later than 30 days after the Effective Date of this Agreement, the Bank shall pay the Executive a one-time, cash lump sum signing bonus of $30,000, less applicable withholdings, which is intended to assist the Executive with relocation and housing expenses.

(c)    In addition to the Base Salary, the Bank shall pay or reimburse the Executive for all reasonable travel (but not including travel to and from Champaign, Illinois) and other reasonable expenses incurred by the Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.  The Bank shall reimburse the Executive for his ordinary and necessary business expenses including, without limitation, fees for memberships in such clubs and organizations as the Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement.  Specifically, all parties agree that membership in Sunset Hills Country Club is beneficial for the Executive to establish business relationships on behalf of the Bank and agree that the Bank will reimburse executive for all fees (including initiation or transfer fees), assessments (capital, deficit or otherwise), and monthly or annual dues (excluding any expenses for personal use).  All reimbursements shall be paid promptly by the Bank and in any event no later than 30 days following the date on which the expense was incurred.

(d)    Any compensation payable or provided under this Section 3 shall be paid or provided no later than 2 ½ months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

4.    PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)    Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s employment under this Agreement, the provisions of this Section 4 shall apply.  An “Event of Termination” shall mean any of the following, provided that such termination must also qualify as a “separation from service” as defined in Code Section 409A and the Treasury Regulations thereunder:

(i)
Without a Change in Control (as defined below), the involuntary termination by the Bank of the Executive’s employment for any reason other than termination for Cause or termination due to Disability or death.

(ii)	Without a Change in Control (as defined below), the Executive’s voluntary resignation for “Good Reason,” which shall mean any of the following reasons:

(A)
the failure to appoint or reappoint the Executive to the positions set forth under Section 1 or, if the Executive is also a director of the Bank or the Company, failure to re-nominate the Executive as a director of the Bank or the Company;

(B)
a material change in the Executive’s functions, duties, or responsibilities with the Bank, which causes the Executive’s position with the Bank to become one of lesser responsibility, importance, or scope from the position described in Section 1;

(C)	a reduction in Executive’s Annual Base Salary from that provided to Executive immediately prior to the date on which a Change of Control occurs or immediately prior to termination, if higher;

(D)	a relocation of the Executive’s principal place of employment by more than 30 miles from its location at the Effective Date;

(E)	a material reduction in the benefits and perquisites provided to the Executive from those being provided under this Agreement, other than an employee-wide reduction in pay or benefits;

(F)	a liquidation or dissolution of the Company or the Bank other than any corporate transaction that is merely a legal reorganization with no material adverse impact on the Executive’s position; or

(G)	a material breach of this Agreement by the Bank.

Upon the occurrence of any Good Reason event described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 days prior written notice, given no later than 90 days after the initial occurrence of the Good Reason event.  The Bank shall have 30 days to remedy any such condition, but the Bank may waive such cure period.

(iii)	Within 24 months following a Change in Control (as defined below), the Executive’s employment is involuntarily terminated without Cause or the Executive voluntarily resigns for Good Reason.

(b)    “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(i)           A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)           A change in the effective control of the Bank or Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (B) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this subsection (ii) is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(iii)           A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (A) all of the assets of the Bank or Company, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(c)    Upon an Event of Termination, the Bank shall pay the Executive (or in the event of his death, his estate) an amount equal to the sum of:

(i)           earned but unpaid Base Salary through the date of termination of employment;

(ii)           the remaining Base Salary that the Executive would have earned if he had continued his employment with the Bank for the remainder of the then-current term of this Agreement but under no circumstances less than one times Executive’s then-current Base Salary; and

(iii)           one times the average of the cash bonuses that the Executive earned from the Bank or the Company during the three years immediately before the Event of Termination (or such shorter period of time that the Executive was employed by the Bank).

Any payments hereunder shall be made in a lump sum within 30 days after the Event of Termination.  Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulation §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for the calendar year preceding the year in which the Event of Termination occurs; or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which the Event of Termination occurs.  Payment of the “permitted amount” shall be made within 30 days following the Event of Termination.  Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Event of Termination.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(d)    Upon the occurrence of an Event of Termination, the Executive will be entitled to receive group health care continuation coverage for a period of one year, which will be paid 100% by the Bank.

(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Executive (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), constitute an “excess parachute payment” under Code Section 280G or any successor thereto. In order to avoid such a result, the Executive’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Code Sections 280G and 4999.

(f)    Notwithstanding anything in this Agreement to the contrary, in the event Executive resigns for any reason other than an Event of Termination, termination for Cause, or termination for Disability or death, all obligations of the Bank hereunder shall immediately cease upon the date of such resignation.

5.    TERMINATION FOR CAUSE.

(a)    Termination for “Cause” means the termination of the Executive’s employment with the Bank or the Company because of personal dishonesty involving the Company or the Bank, incompetence involving the Company or the Bank, willful misconduct involving the Company or the Bank, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willfull violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order, or material breach of any provision of this Agreement.

(b)    The Executive’s employment may not be terminated for Cause unless and until the Board delivers to the Executive a written notice of termination, including a copy of the resolution duly adopted by an affirmative vote of a majority of the Board at a meeting called for that purpose, finding that, in the good faith opinion of the Board, the Executive engaged in conduct justifying termination for Cause and specifying the particulars thereof in detail.

(c)    If the Executive’s employment is terminated for Cause: (i) the Executive shall not receive compensation or other benefits after the date of the termination, except as required by applicable law; (ii) any outstanding, unvested equity awards granted to the Executive shall be immediately forfeited; and (iii) the Executive shall be deemed to have automatically resigned as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank shall immediately terminate.

6.    TERMINATION FOR DISABILITY OR DEATH.

(a)    The Bank may terminate the Executive’s employment due to the Executive’s Disability.  The Executive shall be treated as experiencing a “Disability” upon the earliest to occur of the following: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. In the event of such Disability, the Executive’s obligation to perform services under this Agreement will terminate and the Executive shall receive benefits under any disability program that may be sponsored by the Company or the Bank at the time of such Disability.

(b)    In the event of the Executive’s death during the term of this Agreement, the Bank shall be obligated to pay Executive’s designated beneficiary his accrued and unpaid Base Salary, any accrued and upaid vacation and his earned Cash Bonus for the year in which he dies prorated on a per diem basis through the date of death.  Such amounts shall be payable to the persons designated in writing by Executive, or if none, to his estate.

7.           RESIGNATION FROM BOARDS OF DIRECTORS.

In the event of the Executive’s termination of employment for any reason other than upon a Change in Control, the Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

8.           NOTICE.

(a)    Any notice required hereunder shall be in writing and delivered to the other party.  Delivery to the Bank shall be made to the Chairman or the Secretary of the Bank’s Board of Directors.  Any termination by the Bank or by the Executive shall be communicated by written notice of termination to the other party, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

(b)    If the party receiving a notice of termination desires to dispute or contest the reasons for termination, the party receiving the notice of termination must notify the other party within 30 days after receiving the notice that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence.  During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay the Executive any compensation after the date of termination.

9.           SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to the Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

10.           EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank and the Executive.  No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

11.           NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)           Except as required by law or as otherwise provided in this Agreement, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns.

12.           MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.           REQUIRED PROVISIONS.

(a)           The Bank or the Company may terminate the Executive’s employment at any time, but any termination other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except as required by applicable law.

(b)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

14.           NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

(a)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with the provisions of this Section.

(b)           The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(c)            The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank, the Company and affiliates thereof.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the OCC, the FDIC, or other regulatory agency with jurisdiction over the Company, the Bank or the Executive).  Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and the Executive may disclose any information regarding the Bank which is otherwise publicly available or which the Executive is otherwise legally required to disclose.  In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or the Company or any of their affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

(d)           (i)           The restrictions in Sections 14(d)(i), (ii) and (iii) generally apply upon any termination of the Executive’s employment hereunder for any reason, except that such restrictions shall not apply following an Event of Termination described in Section 4(a)(iii) (i.e., within 24 months after a Change in Control, an involuntary termination without Cause or a voluntary resignation for Good Reason).  The Executive agrees not to compete with the Bank and the Company and any of their subsidiaries for a period of one year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank.

The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 14(d) agree that in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

(ii)           The Executive further agrees that the Executive will not, in any manner whatsoever, during his employment with the Company and the Bank and for a period of one year following the termination of the Executive’s employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Company or the Bank to leave their employment with the Company or the Bank.

(iii)           The Executive further agrees that the Executive will not, in any manner whatsoever, during the Executive’s employment with the Company or the Bank and for a period of one year following the termination of the Executive’s employment with the Company or the Bank, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Company or the Bank at the time of the termination of the Executive’s employment with the Company or the Bank.

15.           SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.           HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.           GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Illinois but only to the extent not superseded by federal law.

18.           ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a single arbitrator selected by the Bank and Executive sitting in a location selected by the Bank and the Executive within 25 miles of Edwardsville, Illinois in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall be responsible for their own legal fees.

19.           INDEMNIFICATION.

(a)           The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, the Bank shall not be required to indemnify or reimburse the Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive.  Any such indemnification shall be made consistent with OCC Regulations and Section 18(k) of the FDI Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)           Notwithstanding the foregoing, no indemnification shall be made unless the Bank gives the OCC at least 60 days’ notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.  Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the OCC, who shall promptly acknowledge receipt thereof.  The notice period shall run from the date of such receipt.  No such indemnification shall be made if the OCC advises the Bank in writing within such notice period, of its objection thereto.

(c)           Any indemnification made by the Bank to the Executive pursuant to this Section shall be made in accordance with the requirements of 12 C.F.R. 145.121.

SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, and the Executive has signed this Agreement, effective as of the Effective Date.

FIRST CLOVER LEAF BANK

September 24, 2013 Date	By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board

FIRST CLOVER LEAF FINANCIAL CORP.

September 24, 2013 Date	By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board

EXECUTIVE:

September 24, 2013 Date	/s/ P. David Kuhl P. David Kuhl